EXHIBIT 23.13

CONSENT OF AMC MINING CONSULTANTS (CANADA) LTD.

Re: Eldorado Gold Corporation

AMC Mining Consultants (Canada) Ltd. hereby consents to (i) the written disclosure regarding:

•	the Technical Report, Skouries Project, Greece, effective January 22, 2022, originally prepared by Gary Methven and John Morton Shannon; and
•	other information pertaining to this project

and (ii) the references to the undersigned’s name in connection with the preparation and review of the aforementioned scientific or technical information, in each case, contained in or incorporated by reference into this Registration Statement on Form S-8 being filed by Eldorado Gold Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

AMC Mining Consultants (Canada) Ltd.
/s/ Gene Tucker
Name: Gene Tucker Authorized Signatory
Date: June 16, 2025